Exhibit 3

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

June 3, 2013

VIA FEDERAL EXPRESS AND FACSIMILE

The Board of Directors

c/o John W. Stanton

Chairman

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Ladies and Gentlemen:

As our May 30 letter explained, Crest Financial Limited (“Crest”) urges the Clearwire Board of Directors (the “Board”) to give genuine consideration to DISH Network Corporation’s (“DISH”) tender offer for all outstanding shares of Clearwire Corporation (“Clearwire” or the “Company”) for $4.40 per share. DISH’s offer is superior in every way to Sprint Nextel Corporation’s (“Sprint”) latest offer of $3.40 per share. Still, it is only the first step in unlocking the Company’s true value. We write today to reiterate that the path to realizing that true value is an open, competitive bidding process and to describe the course of events that we believe will take place as that bidding process unfolds.

DISH’s tender offer has shifted the battle for Clearwire’s valuable assets to where it belongs—a competitive bidding process for Clearwire. But for a truly competitive process to take place, the Clearwire Board must appoint a new Special Committee with new, truly independent directors, unmarred by the Clearwire Board’s past mistakes. The prior Special Committee failed to protect all stockholders’ best interests by acceding to Sprint’s two low-ball offers, locking the Company into coercive financing and corporate governance terms, and delegating all negotiating authority away from the Special Committee’s members to Mr. Stanton, among many other things. The same abdication cannot occur this time around. There are currently two bids on the table for Clearwire—one from the controlling stockholder and one from another bidder. For a fair assessment of each, a fresh independent perspective is required. Moreover, new independent directors will serve as a bulwark against any more attempts at oppression by Sprint. Thus, for Clearwire’s minority stockholders to make a truly free choice, you must delegate to the new Special Committee all the powers of the Board, including decisions regarding interim financing and corporate governance arrangements, and Mr. Stanton must give up all negotiation authority. Then, the new Special Committee must fully consider DISH’s offer, while also entertaining competing bids from Sprint, SoftBank, and all other interested parties.

Sprint now faces two options. First, unless Sprint and its current suitor, SoftBank, wish to cohabitate with DISH as joint owners of Clearwire, they need to counter DISH’s tender offer with a real offer that reflects Clearwire’s full and fair value. That is the only way Sprint and SoftBank could take Clearwire private as they planned and deny DISH a stake in the Company.

We believe, despite SoftBank CEO Masayoshi Son’s earlier protestations, that such cohabitation in Clearwire is untenable to both Sprint and SoftBank. If Sprint pursues this option, the reconstituted Clearwire Special Committee should take all steps necessary to ensure that any further bids from Sprint reflect full value and do not capitalize on the imbedded diversion value that has been indicative of Sprint’s offers thus far.

Second, if Sprint is unable, or SoftBank is unwilling to permit Sprint, to raise its bid to top DISH’s latest offer (and any future bids), then Sprint can avoid deadlock at Clearwire only by shifting its allegiance away from SoftBank and toward DISH in its own sale process. In this scenario, we believe that DISH will want its subsidiary Sprint to control 100% of Clearwire. And if this scenario occurs, you must ensure that any offer that DISH puts forward reflects the full value of the Company.

Either case described above provides the Board and the Special Committee with another opportunity to realize the full value of Clearwire for all stockholders. That is why we have urged you to recommend against Sprint’s proposed merger, close the polls in the pending stockholder meeting, and, upon the Clearwire stockholders’ rejection of the Sprint merger, terminate the ill-advised and oppressive merger agreement with Sprint. Such clearing of the decks would afford a real opportunity for a competitive bidding process for Clearwire.

Of course, there remains the possibility that DISH and Sprint elect to share governance of Clearwire. If Clearwire remains an independent, public company going forward, the Company can resume the course it charted before Sprint’s attempted squeeze-out. DISH’s offer, and its clear intent to enter into a commercial arrangement that provides it with access to Clearwire’s spectrum, kickstarts the profitable multi-customer case strategy (the “MCC strategy”) that the Board thus far has claimed to be elusive. This MCC strategy, proposed by Clearwire’s own management and reviewed by its financial advisers, could push the Company’s value as high as $16.76 per share, according to Clearwire’s own financial advisor, Evercore Partners. As presented by Clearwire’s management, the MCC strategy would increase free cash flow and improve the Company’s leverage to negotiate higher commercial rates with Sprint, DISH, and any other wholesale customer in the future. In addition, the Company could resume the common stock offering that it started last year, but then abruptly halted. At Clearwire’s current share price, such an offering would substantially reduce the dilution of the convertible notes proposed by Sprint and DISH and generate the necessary capital to fully deploy Clearwire’s TDD-LTE network. Additionally, the Company could now refinance its existing bonds at more attractive rates, thereby improving cash flow.

For all these favorable alternatives to become available, however, you need to consider properly DISH’s tender offer, which is clearly actionable. Unless and until you fully consider the alternative that DISH has offered, Sprint might continue its pattern of unfair dealing and broker a deal between SoftBank and Sprint to avoid a bidding contest for Clearwire. You must not allow that to occur. Notwithstanding the Board’s previous efforts to provide every advantage to Sprint to the detriment of the Company’s other stockholders, the minority stockholders have thus far beaten back Sprint’s self-interested attempts to lock up Clearwire on the cheap while selling itself at a premium. It is time that the Clearwire Board fulfills its duty to do the same and obtains a premium for Clearwire’s stockholders other than Sprint. The newly constituted Special Committee we are demanding should ensure that we and our fellow stockholders will have the option to act on offers that are superior to Sprint’s currently inadequate offer, whether that is DISH’s tender offer, another offer from Sprint, or an offer from yet another third party.

As we have said in our correspondence for some time now, the competition for Clearwire has only just begun, and you have an obligation to make sure it proceeds in a fair and transparent manner. We thus urge you to reconstitute the Special Committee, give full consideration to DISH’s tender offer, open the Company to a competitive bidding process, and prevent Sprint from diverting Clearwire’s value back to itself.

Sincerely yours,

/s/ David K. Schumacher
David K. Schumacher
General Counsel Crest Financial Limited

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About Crest Financial Limited

Crest is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a supplement to its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement and the supplement have been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE SUPPLEMENT, WHICH ARE AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement, the supplement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and the supplement are also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans, or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position,” or the negative of those terms or other variations of them or by comparable terminology.

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